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                                                                      EXHIBIT 12


Pennsylvania Real Estate Investment Trust
Statement Regarding Calculation of Ratio of Earnings to Fixed Charges Dollars in thousands

                                                      12/31/2001    12/31/2000     12/31/1999    03/31/2002    03/31/2001
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
Net income                                               $19,789       $32,254        $20,739       $ 3,727       $ 5,092

Fixed charges less capitalized interest                   36,255        34,251         31,940         8,636         9,251

Minority interest                                          2,524         3,784          2,122           448           656

Gains on property sales                                   (2,107)      (10,298)        (1,763)            -        (1,806)
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Total earnings                                           $56,461       $59,991        $53,038       $12,811       $13,193

Fixed charges

Interest expense                                         $24,963       $23,886        $22,212       $ 5,846       $ 6,639

Capitalized interest                                       3,018         4,457          2,311           626           923

Unconsolidated properties' fixed charges                  10,921        10,094          9,323         2,790         2,612

Amortization of cap. expenses                                371           271            405            --            --
                                                   -----------------------------------------------------------------------

Total fixed charges                                      $39,273       $38,708        $34,251       $ 9,262       $10,174
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Ratio of earnings to fixed charges                          1.44          1.55           1.55          1.38          1.30
                                                   =======================================================================